Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Vertel Corporation

Woodland Hills, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-70896 and 333-96639) and on Form S-8 (Nos. 333-75485, 333-49399, 333-89057, 333-89059, 333-43308, 333-04203, 333-09283 and 333-70986) of Vertel Corporation of our report dated February 14, 2003, relating to the consolidated financial statements and schedule of Vertel Corporation as of December 31, 2002 and for the year then ended, which report is included in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO SEIDMAN, LLP

Los Angeles, California

April 15, 2003